RECONVERSION  TECHNOLOGIES,  INC.

                                  VOTING  AGREEMENT


     Agreement made by and among Robert Lamy, William Lamy and Robert Ballard, all of whom have a business address at 6805 Pittsford-Palmyra Road, Fairport, NY 14450 (collectively, the "Purchasers"), Michael Pruitt, Bruce Goldfarb, Darian
                            ----------
Road, Ltd., Michael Cimino, Corsica Marketing, Inc., Avenel Financial Group (collectively, the "Shareholders" and Reconversion Technologies, Inc. a Delaware
                    ------------
corporation  (the  "Corporation").
                    -----------

                              R  E  C  I  T  A  L  S  :
                              -  -  -  -  -  -  -  -

     I. As a result of the merger of Logisoft Corporation with a wholly-owned subsidiary of the Corporation on the date of this Agreement, the Purchasers have acquired 7,500,000 Shares of the $0.001 par value common stock of the Corporation ("Common Stock").

     II. Each of the Purchasers and Shareholders now owns that number of the issued and outstanding shares of Common Stock set forth on Exhibit A to this Agreement.

     III. In order to induce the Purchasers to cause the Corporation to enter into a merger agreement with the Corporation and its wholly-owned subsidiary, and shareholders agreed to vote certain of their shares of Common Stock as directed by the Purchasers, to enter into this Agreement, and to grant the Shareholders a proxy with respect to their shares of Common Stock, all as set forth in this Agreement.

     IV. The Corporation believes it to be in its best interest that the merger described above been consummated, as a result, to enter into the provisions of this agreement relating to the Corporation.

     NOW,  THEREFORE,  the  parties  agree  as  follows:

     1.     Legend.  During  the  term  of this Agreement, there shall be placed
            ------
upon  every  certificate  representing  the  Shares  the  following  legend:

            This certificate and the shares represented hereby are subject to, and transfer of such shares is restricted by, the provisions of an agreement among the issuing corporation and certain of its shareholders dated March 10, 2000, and any amendments thereto, a copy of which agreement is on file at the principal office of the corporation.

     Such legend will be removed in the case of the sale or transfer of any or all of the shares of a Shareholder or Purchaser, unless such sale or transfer shall be to an Affiliate, as such term is defined in Section 5.

     2.     Voting  of  Shares.  During  the term of this Agreement, each of the
            ------------------
Purchasers and Shareholders shall vote, or cause such Purchaser's or Shareholder's proxies to vote, his Shares as follows:

               2.1     Board  of  Directors.  During the term of this Agreement,
                       --------------------
each of the Purchasers and Shareholders shall vote, or cause his proxies to vote, his or its Shares so that the Corporation shall have a Board of Directors consisting of four (4) members or such greater number as the Purchasers and Shareholders shall unanimously agree.

          2.2     Election  of  Directors.  During  the  term of this Agreement,
                  -----------------------
each of the Shareholders and Purchasers shall vote, or cause his or its proxies to vote, his or its Shares in favor of the election as a director of two (2) persons nominated by the Shareholders and two (2) persons nominated by the Purchasers, respectively and, in furtherance of the foregoing, to vote, or cause his or its proxies to vote, his or its Shares in favor of the exercise by either the Shareholders or Purchasers of any right of removal or replacement of a director nominated by the Shareholders or Purchasers, respectively. The persons to be elected as directors shall be identified by the Purchasers and Shareholders by oral nomination at, or written nomination submitted to the President or Secretary of the Corporation prior to, any meeting of Purchasers and Shareholders of the Company at which the election of directors takes place, or otherwise in accordance with the bylaws of the Corporation pertaining to the election of directors.

          2.3     Other  matters.  During  the  term  of  this Agreement, when a
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matter  is  brought before the shareholders of the Corporation for a vote or for their written consent which does not pertain to the election or removal of a director, each Purchaser and Shareholder may vote his or its Shares as he or it chooses.

          2.4     Presence  at  Meetings.  Each  Shareholder shall be present in
                  ----------------------
person, by proxy or by other authorized representative if permitted, at any properly noticed meeting of the Corporation's Shareholders or Board of Directors for the purpose of complying with his or its obligations under this Agreement.

     3.     Exercise  by  Purchasers.  The  manner in which any of the rights of
            ------------------------
the Purchasers under this Agreement, including the rights to elect, remove and replace directors and the right to vote the shares of the Common Stock owned by the Shareholders, are to be exercised shall be determined by the holders of a majority of the aggregate number of shares of Common Stock owned by the Shareholders.

     4.     Term.  This  Agreement  shall  terminate  and shall be of no further
            ----
force or effect from and after the date on which none of the Purchasers owns any shares of the capital stock of the Corporation or, two (2) years from the date of the merger, whichever is earlier.

     5.     Transfer.  Nothing  in this Agreement shall prohibit the transfer or
            --------
sale of any or all of the shares of Common Stock held by any Shareholder (a "Transferor"). However, if such transfer or sale is made to an Affiliate of the Transferor, the Affiliate shall assume the obligations of the Transferor hereunder. An Affiliate shall mean (a) any person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the Transferor; (b) any Person which is an officer, director, partner or trustee of, or serves in a similar capacity with respect to, the Transferor; (c) any Person which is directly or indirectly the owner of more than ten percent (10%) pf any class of equity securities of the Transferor; or (iv) the parents, siblings, children, stepchildren or spouse of the Transferor, or any trust for the benefit of such Person or Persons. For purposes of this Agreement, "Person" shall mean any individual, corporation, business trust, estate, trust, partnership, limited partnership, association, joint venture, limited liability company, governmental subdivision, agency or instrumentality or any other legal or commercial entity.

     6.     Notices.  Any  notice  required  or permitted to be given under this
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Agreement shall be in writing and shall be to have been duly given (i) upon hand delivery, or (ii) on the third day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested and postage prepaid, or (iii) on the first day following delivery to a nationally recognized United States overnight courier service, fee prepaid, return receipt or other confirmation of delivery requested. Any such notice or communication shall be delivered or directed to the other parties at their addresses first set forth above or at such other address as may be designated by a party in a notice given to the other parties in accordance with the provisions of this paragraph.

     7.     Specific  Performance.  The  parties  hereto  declare  that  it  is
            ---------------------
impossible to measure in money the damages which will accrue to a party hereto, or to such party's successors, assigns or legal or personal representatives, by reason of the failure to perform any of the obligations under this Agreement. Therefore, if any party, his successors, assigns or legal or personal representatives, shall institute any action or proceeding, to enforce the provisions of this Agreement, any person or entity against whom such action or proceeding is brought hereby waives the claim or defense that money damages are an adequate remedy and that therefore the party instituting the action or proceeding is not entitled to specific performance of the terms of this Agreement.

     8.     Miscellaneous.
            -------------

          8.1 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their personal representatives, heirs, legatees, successors and assigns, to the extent permitted or provided hereunder.

          8.2 No waiver of any of the provisions of this Agreement or any of the rights or remedies of the parties hereto shall be valid except if same be in writing and signed by the party charged therewith. A waiver of any one or more of the provisions hereof shall be limited to the particular instance specified in such writing, and shall not be deemed a continuing waiver of such provision or of any subsequent breach.

          8.3 This Agreement constitutes the entire agreement of the parties and may not be modified except by a written agreement signed by each of the parties hereto. This Agreement supersedes any and all prior arrangements or agreements among the parties with respect to the subject matter hereof. All remedies provided herein shall be deemed to be in addition to and not in substitution for any other remedies provided by law.

          8.4 If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other portion of this Agreement which shall be enforceable and carried out as if the unenforceable or invalid provisions were not contained herein.

          8.5 The headings of the paragraphs herein are inserted for convenience only and do not constitute part of the Agreement.

          8.6 This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute a single Agreement.

          8.7 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflicts of laws principles.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on March 20, 2000.


RECONVERSION  TECHNOLOGIES,  INC.     SHAREHOLDERS:


By:  /s/  Joel  C.  Holt           /s/  Michael  Pruitt
   ---------------------           ----------------------------
Joel  C.  Holt,  President         Michael  Pruitt

PURCHASERS:                        /s/  Darian  Road,  Ltd.
                                   ---------------------------
                                   Darian  Road,  Ltd.

/s/  Robert  Lamy                  /s/  Avenel  Financial  Group
--------------------------------   ---------------------------
Robert  Lamy                       Avenel  Financial  Group

/s/  William  Lamy                 /s/  Bruce  Goldfarb
--------------------------------   ---------------------------
William  Lamy                      Bruce  Goldfarb

/s/  Robert  Ballard               /s/  Michael  Cimino
--------------------------------   ---------------------------
Robert  Ballard                    Michael  Cimino

/s/  Corsica  Marketing,  Inc.
--------------------------------
Corsica  Marketing,  Inc.

                             EXHIBIT  A

                            Shareholders


Name  of  Shareholder                         Number  of  Shares
---------------------                         ------------------

Michael  Pruitt                                   2,100,000

Bruce  Goldfarb                                     500,000

Darin  Road,  Inc.                                  700,000

Aurnel  Financial  Group                            700,000

Corsica  Marketing,  Inc.                           600,000

Michael  Cimino                                     500,000

Robert  Lamy                                      2,925,000

William  Lamy                                     1,875,000

Robert  Ballard                                     600,000

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